Exhibit 99.7

CONSENT

I hereby consent to serve as a director of ARYA Sciences Acquisition Corp II (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Gabrielle Sulzberger
Name: Gabrielle Sulzberger

Date: August 7, 2020